Press Release

For further information:

AT THE COMPANY
Joseph G. Hill
Vice-President-Finance
502-426-4351 Ext. 227

FOR IMMEDIATE RELEASE
May 14, 1996

          Investor Group Agrees To Purchase Majority of
               DMI Furniture, Inc. Preferred Stock

       Company Also Announces Contracts For Sale of Certain
          Gettysburg Assets and New Bedroom Product Line

     Louisville, Kentucky - May 14, 1996 -- DMI Furniture, Inc., (NASDAQ:
DMIF) today announced that an investor group including two DMI executive officers has agreed to purchase a majority of the Company's outstanding Series C Preferred Stock.

     In a Schedule 13D filing with Securities and Exchange Commission it was disclosed that an investor group including Donald D. Dreher, Chairman and CEO, and Joseph G. Hill, Vice President-Finance and Chief Financial Officer has agreed with BT Capital Partners, Inc. in New York to purchase BT's 1,048,930 shares of DMI Series C Preferred Stock (51.9% of the total preferred outstanding) and 280,169 shares of DMI Common Stock for $1.6 million. The preferred shares are convertible into 1,287,031 common shares and when combined with the common stock being purchased and the common stock and stock options owned by members of the investor group the investor group would beneficially own 43.9% of the DMI common stock. The other members of the investor group filing the 13D are Pattco, Inc., a venture capital and management services company controlled by James A. Patterson, a Louisville, Kentucky entrepreneur, and C. Edward Glasscock, Managing Partner of Brown, Todd & Heyburn, PLLC, a Kentucky law firm. It is anticipated thatthe purchase will be completed by the end of June.

     In the filing, the investor group stated that it expects to fill two currently vacant directorships reserved for representatives of the Preferred shareholders. Together with Mr. Dreher and Mr. Hill, who already are directors of the Company, representatives of the investor group would then hold four of the seven seats on the Company's board of directors, and would be in a position to exert significant influence over the conduct of the Company's business.

     The Company also announced that it has signed an agreement to sell its manufacturing plant in Gettysburg, Pennsylvania that was idled in December to a Gettysburg investor. The sale is subject to certain contingencies and is expected to close in approximately 75 days. Also, the Company said it has signed a sales agreement for the sale of volatile organic compounds emission reduction credits to a Pennsylvania woodworking company. The sale is subject to approval by the State of Pennsylvania and is also expected to close in approximately 60 days.

     Joseph G. Hill, Chief Financial Officer said, "These proposed sales if consummated will put us well ahead of our Gettysburg asset disposal plan. The machinery and equipment was either sold or re-deployed in our Indiana facilities during the second fiscal quarter. We are aggressively marketing the remaining warehouse property and approximately 15 acres of unimproved property."

     The Company also announced the roll-out of its upscale Wood Manor bedroom line which was introduced at the International Home Furnishings Market last month in High Point, North Carolina. The Wood Manorline incorporates solid wood components and upscale styling at a higher price point than the Company's previous bedroom offerings.

     DMI Furniture, Inc. is a vertically integrated manufacturer and marketer of promotionally priced furniture.

     To receive additional information on DMI Furniture, Inc., via fax, at no charge, dial 1-800-PRO-INFO and enter code DMIF.